                                                               EXHIBIT 11.1

                           RADIANT SYSTEMS, INC.

                COMPUTATION OF PRO FORMA EARNINGS PER SHARE

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
                                                                   PRO FORMA
                                                                  FOR THE YEAR
                                                     YEAR ENDED      ENDED
                                                    DECEMBER 31,  DECEMBER 31,
                                                        1996          1996
                                                    ------------  ------------
PRIMARY AND FULLY DILUTED
Pro forma net income (loss)........................ $(2,155,564)  $   364,745
                                                    ===========   ===========
Weighted average Common Stock outstanding during
 the period........................................   8,300,001     8,300,001
Cheap Stock(1).....................................   2,839,108     2,839,108
Dilutive effect of common stock equivalents........           0       676,516
                                                    -----------   -----------
 Total.............................................  11,139,109    11,815,625
                                                    ===========   ===========
Per share amount................................... $     (0.19)  $       .03
                                                    ===========   ===========
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(1) Pursuant to Securities and Exchange Commission Accounting Bulletin No. 83,
    common stock and common stock equivalents issued at prices below the assumed initial public offering price per share ("cheap stock") during the twelve months immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented, regardless of whether they are antidilutive.